                                                                     EXHIBIT 12



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                          Nine Months Ended
                                                  -------------------------------
                                                  March 28, 1999   March 29, 1998
                                                  --------------   --------------

Net income                                        $       70,891   $       43,440

Add:
   Interest                                               13,183           14,912
   Income tax expense and other taxes on income           42,543           26,630
   Fixed charges of unconsolidated subsidiaries              226              392
                                                  --------------   --------------
             Earnings as defined                  $      126,843   $       85,374
                                                  ==============   ==============

Interest                                          $       13,183   $       14,912
Fixed charges of unconsolidated subsidiaries                 226              392
                                                  --------------   --------------
             Fixed charges as defined             $       13,409   $       15,304
                                                  ==============   ==============

Ratio of earnings to fixed charges                          9.46x            5.58x
                                                  ==============   ==============